Exhibit 10.4

OPPORTUNITIES AGREEMENT

This OPPORTUNITIES AGREEMENT (this “Agreement”) is entered into as of                     , 2014, by and between THE ENSIGN GROUP, INC., a Delaware corporation (“Ensign”), and CARETRUST REIT, INC., a Maryland corporation and a direct, wholly owned subsidiary of Ensign (“CareTrust”). Ensign and CareTrust are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), by and between Ensign and CareTrust.

RECITALS

WHEREAS, Ensign, through its direct and indirect Subsidiaries, owns the Ensign Business and the CareTrust Business;

WHEREAS, Ensign and CareTrust have entered into the Separation Agreement, pursuant to which Ensign will be separated into two independent, publicly-traded companies: (a) CareTrust, which, following consummation of the transactions contemplated by the Separation Agreement, will own the CareTrust Business, and (b) Ensign, which, following the consummation of the transactions contemplated by the Separation Agreement, will own and conduct the Ensign Business;

WHEREAS, this Agreement is intended to be an Ancillary Agreement, as such term is used in the Separation Agreement;

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, CareTrust and Ensign desire to grant each other certain rights of first refusal during a transition period commencing on the Distribution Date, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the execution of this Agreement by the Parties is a condition precedent to the consummation of the transactions contemplated by the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

RIGHTS OF FIRST REFUSAL

Section 1.1 CareTrust’s ROFR. Ensign hereby grants to CareTrust a right of first refusal to provide the financing for any ROFR Transaction (as defined below). If, at any time or from time to time during the term of this Agreement, Ensign is prepared or elects to enter into a ROFR Transaction, Ensign shall comply with the provisions of this Section 1.1 Additionally, CareTrust shall have the right to nominate one or more of its Affiliates to provide the financing for any ROFR Transaction under this Section 1.1 for which CareTrust is entitled to provide such financing.

(a) “ROFR Transaction” means a transaction whereby: (i) Ensign or any of its Affiliates would acquire any skilled nursing facility, assisted living/personal care facility, memory care/Alzheimer’s care facility, long term acute care hospital, rehabilitation hospital, or other senior-restricted independent living facility, existing or to be constructed (a “Health Care Facility”) from a third party where the cost thereof, or a material portion of such cost, would be financed by a third party lender, (ii) a third party financing source such as a real estate investment trust or other similar source of financing would acquire a Health Care Facility from a third party seller (whether by cash, the assumption of existing debt, or a combination thereof) and concurrently lease such Health Care Facility to Ensign or any of its Affiliates as operator or any transaction substantively similar thereto, or (iii) a transaction whereby Ensign or any of its Affiliates would develop a Health Care Facility and where the cost thereof, or a material portion of such cost, would be financed by a third party lender. Notwithstanding the foregoing, a ROFR Transaction shall not include: (i) the acquisition of a Health Care Facility or Health Care Facilities by Ensign or any of its Affiliates pursuant to which the third-party seller has offered Ensign or its Affiliate, as the case may be, to finance the acquisition of such Health Care Facility or Health Care Facilities through seller-backed financing or the assignment and assumption of existing seller financing, including without limitation any financing with an Agency Lender (as defined in the Master Leases), (ii) a transaction where the proposed financing source for such acquisition or development (whether a real estate investment trust or other financing source) identified, pursued, sourced or presented such transaction to Ensign or any of its Affiliates or assisted Ensign or any of its Affiliates in the identification of such transaction under a master developer agreement or other similar arrangement, as the case may be, or with an expectation that such transaction be financed through such financing source, or (iii) a transaction financed with borrowings under any revolving credit facility of Ensign.

(b) Upon Ensign’s subsequent receipt of a written financing proposal from a third party with respect to any such ROFR Transaction that Ensign is prepared to accept (an “Alternative Financing Proposal”), Ensign shall provide to, or shall cause to be provided to, CareTrust a written summary describing in detail all of the economic, business and monetary terms of such Alternative Financing Proposal (together with any additional information reasonably requested by CareTrust) and CareTrust will have a right of first refusal for ten (10) business days after CareTrust’s receipt of such written summary to match the terms of the Alternative Financing Proposal (the “ROFR Period”). If CareTrust elects to match the terms of the Alternative Financing Proposal within the ROFR Period, then CareTrust and Ensign shall have a period of fifteen (15) days (the “Negotiation Period”) to negotiate in good faith and execute the documentation necessary to reflect the financing being provided by CareTrust (the “Financing Documentation”). The ROFR Period and the Negotiation Period may, at Ensign’s option, be extended for an additional fifteen (15) business days if at the end of the scheduled expiration of either or both of such periods, CareTrust and Ensign are actively engaged in good faith negotiations with respect to the financing terms or the Financing Documentation, as applicable, and, in such event, any and all references herein to the ROFR Period and/or the Negotiation Period shall be deemed to be references to the ROFR Period and/or the Negotiation Period as so extended.

(c) If (i) CareTrust fails to match the terms of the Alternative Financing Proposal within the ROFR Period, or (ii) CareTrust elects to match the terms of the Alternative Financing Proposal within the ROFR Period but thereafter CareTrust and Ensign are unable to agree upon the Financing Documentation within the Negotiation Period for any reason other than a default by Ensign of its obligations under this Agreement, then Ensign may proceed to consummate such ROFR Transaction pursuant to the Alternative Financing Proposal (without any additional or modified terms materially more favorable to the third-party financing source than those provided in the Alternative Financing Proposal), provided that the closing of such ROFR Transaction occurs within the earlier to occur of (i) six (6) months after the date that the Alternative Financing Proposal is delivered to CareTrust and (ii) the Termination Date (as defined below). Prior to (i) executing binding documentation to consummate such ROFR Transaction during such applicable period on any terms materially more favorable to the third-party financing source than those provided in the Alternative Financing Proposal or (b) closing on the applicable ROFR Transaction after the end of the applicable period, Ensign must reoffer such ROFO Transaction to CareTrust pursuant to this Section 1.1.

Section 1.2 Ensign’s ROFR. If CareTrust becomes aware of, identifies, pursues or sources a Small Portfolio Transaction (as defined below) during the term of this Agreement, Ensign shall have a right of first refusal to (i) purchase and operate all of the Health Care Facility or Health Care Facilities that are the subject of such Small Portfolio Transaction or (ii) operate all of the Health Care Facility or Health Care Facilities that are the subject of such Small Portfolio Transaction on substantially the same terms and conditions as are set forth in the Master Leases. Within ten (10) days following CareTrust’s becoming aware of, identifying, pursuing or sourcing a Small Portfolio Transaction, CareTrust shall deliver, or cause to be delivered to Ensign, written notice of such Small Portfolio Transaction, together with a summary of the information CareTrust possesses (including all updates subsequently received by CareTrust) with respect to the subject Health Care Facility or Health Care Facilities. During the term of this Agreement, CareTrust shall include Ensign or its Affiliates in any confidentiality or non-disclosure agreements it enters into with any prospective seller or its brokers, agents or authorized representatives.

(a) “Small Portfolio Transaction” means a single transaction involving the potential acquisition of five (5) or fewer Health Care Facilities but excluding (i) any transaction involving only the sale and purchase of a Healthcare Facility or Healthcare Facilities that are subject to an existing lease with a healthcare operator with a lease term expiring more than one (1) year from the date CareTrust became aware of such transaction, and (ii) any transaction involving the purchase and/or lease of a Healthcare Facility or Healthcare Facilities where the proposed owner or tenant identified, pursued, sourced or presented such transaction to CareTrust or any of its Affiliates or assisted CareTrust or any of its Affiliates in the identification of such transaction under a joint venture, RIDEA arrangement, management agreement or other similar arrangement, as the case may be, or with an expectation that such transaction be facilitated by CareTrust on behalf of such proposed owner or tenant.

(b) Ensign shall have ten (10) days after receipt of such written notice to notify CareTrust by written notice of its desire to (i) enter into negotiations, on its own behalf, for the purchase and operation of all or some of the Health Care Facility or Health Care Facilities that are the subject of such Small Portfolio Transaction pursuant to Section 1.2 or (ii) to operate all or some of the Health Care Facility or Health Care Facilities that are the subject of such Small Portfolio Transaction on the terms and conditions described herein. Ensign’s failure to deliver such written notice within such ten (10)-day period shall be deemed Ensign’s election to not seek to purchase and operate or only operate such Health Care Facility or Health Care Facilities. If Ensign elects (or is deemed to have elected) to not purchase and operate or only operate such Health Care Facility or Health Care Facilities in accordance with this Section 1.2, CareTrust may proceed to consummate the applicable Small Portfolio Transaction and Ensign shall have no further right to purchase or operate such Health Care Facility or Health Care Facilities (other than the rights set forth in Section 1.2 hereof). If Ensign elects to purchase and operate such Health Care Facility or Health Care Facilities as provided in Section 1.2 herein, then Ensign shall proceed in good faith to diligently negotiate and enter into a purchase agreement with respect to such Health Care Facility or Health Care Facilities and shall take commercially reasonable efforts to successfully consummate any such Small Portfolio Transaction. If Ensign elects to operate such Health Care Facility or Health Care Facilities as provided in Section 1.2 herein, then Ensign shall proceed in good faith to diligently negotiate and enter into a lease agreement with CareTrust with respect to such Health Care Facility or Health Care Facilities (on substantially the same terms and conditions as contained in the Master Lease) and shall cooperate and take commercially reasonable efforts to successfully consummate any such Small Portfolio Transaction. Ensign’s obligation to cooperate in connection with the consummation of such Small Portfolio Transaction shall include, without limitation, entering into a commercially reasonable operations transfer agreement with the then-current operator(s) of the applicable Health Care Facility or Health Care Facilities and diligently pursuing any and all licensing necessary to operate such Health Care Facility or Health Care Facilities under applicable Legal Requirements (as defined in the Master Leases). With respect to any Health Care Facility or Health Care Facilities that Ensign elects to operate under this Section 1.2, CareTrust may elect, rather than having the same operated under a new lease, to have such facilities added as part of the Premises under an existing Master Lease, in which case, CareTrust and Ensign shall diligently, and in good faith, negotiate the applicable amendment to the Master Lease.

(c) Ensign’s rights and obligations and CareTrust’s rights and obligations under this Section 1.2 shall extinguish on the Termination Date; provided, however, that if CareTrust delivered notice of a Small Portfolio Transaction to Ensign prior to the Termination Date, Ensign’s rights and obligations and CareTrust’s rights and obligations under this Section 1.2 shall survive with respect to that Small Portfolio Transaction until the earlier of Ensign’s election (or deemed election) to not purchase or operate the applicable Health Care Facility or Health Care Facilities, the abandonment of such Small Portfolio Transaction by CareTrust or the consummation of such Small Portfolio Transaction. If Ensign elects not to purchase and operate the applicable Health Care Facility or Health Care Facilities and CareTrust does not consummate a transaction with respect to such facilities within six (6) months of Ensign’s election (or deemed election), CareTrust’s obligations under this Section 1.2 shall renew and survive with respect to such Small Portfolio Transaction until Ensign’s rights under this Section 1.2 shall expire. Additionally, Ensign shall have the right to nominate one or more of its Affiliates to operate the applicable Health Care Facility or Health Care Facilities under this Section 1.2 for which Ensign is entitled to provide such operations.

ARTICLE II

TERM AND TERMINATION

Section 2.1 Term and Termination of Services.

(a) This Agreement shall terminate upon the first anniversary (the “Termination Date”) of the Distribution Date (as defined in the Separation Agreement).

(b) Notwithstanding the foregoing: (i) the Parties may terminate this Agreement by mutual written consent and (ii) the Parties each reserve the right to immediately terminate this Agreement by written notice to the other Party in the event that such other Party shall have (A) applied for or consented to the appointment of a receiver, trustee or liquidator; (B) admitted in writing an inability to pay debts as they mature; (C) made a general assignment for the benefit of creditors; or (D) filed a voluntary petition, or have filed against it a petition, for an order of relief under Title 11 of the United States Code Section 101 et seq., as the same may be amended from time to time.

ARTICLE III

CONFIDENTIALITY

Section 3.1 Confidentiality. Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith shall be Confidential Information subject to the confidentiality provisions (and exceptions thereto) set forth in Section 8.7 of the Separation Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Dispute Resolution. The provisions of Article X of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

Section 4.2 Amendments and Waivers.

(a) Subject to Section 11.1 of the Separation Agreement, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 4.3 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements, and the exhibits and schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 4.4 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 4.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 12.8 of the Separation Agreement.

Section 4.6 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 4.7 Severability. If any term or other provision of this Agreement or the exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 4.8 Assignability; Binding Effect. The rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 4.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 4.10 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 4.11 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 4.12 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

THE ENSIGN GROUP, INC.

By:
Name:
Title:

CARETRUST REIT, INC.

By:
Name:
Title: